Exhibit 99.1

Contact:	Donald H. Anderson, President/CEO
Randall J. Larson, Executive Vice President/CFO
303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES RESULTS FOR THE THREE MONTHS

ENDED SEPTEMBER 30, 2005 AND SCHEDULES CONFERENCE CALL

Wednesday, November 9, 2005	Immediate Release

Denver, Colorado-TransMontaigne Partners L.P. (NYSE:TLP) today announced its fiscal first quarter net earnings allocable to limited partners of $3.1 million ($0.42 per limited partner unit).  The first fiscal quarter highlights include:

•                  Quarterly net operating margins increased to $6.6 million from $4.3 million last year

•                  Adjusted operating surplus generated during the period was $4.7 million

•                  The Partnership declared a $0.40 per unit minimum quarterly distribution for the period

Donald H. Anderson, Chief Executive Officer said, “Partnership throughput increased from 113,300 barrels per day to 125,800 barrels per day and net operating margins increased from $4.3 million to $6.6 million which exceeded our expectations.  Hurricanes Katrina and most recently Wilma disrupted many of our facilities in Florida, but fortunately, we are currently not aware of any significant long-term damage.  This favorable performance was produced during this tumultuous weather period.”

CONFERENCE CALL

TransMontaigne Partners L.P. also announced that it has scheduled a conference call for Thursday, November 10, 2005 at 2:00 p.m. (MST) regarding the above information. Analysts, investors and other interested parties are invited to listen to management’s presentation of the Company’s results and supplemental financial information by accessing the call as follows:

(866) 233-3844

Ask for:

TransMontaigne Partners

A playback of the conference call will be available from 5:30 p.m. (MST) on Thursday, November 10, 2005 until 11:59 p.m. (MST) on Thursday, November 17, 2005 by calling:

USA:  (800) 475-6701

International:  (320) 365-3844

Access Code:   802393

The following selected financial information is extracted from the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2005, which was filed today with the Securities and Exchange Commission.

TRANSMONTAIGNE PARTNERS L.P. AND SUBSIDIARIES

(000s, except per share data)

	Three Months Ended
	September 30, 2005	September 30, 2004
Income Statement Data
Revenues	$10,400	$8,392
Direct operating costs and expenses	(3,836)	(4,086)
Net operating margins	6,564	4,306
Operating income	3,635	1,985
Net earnings	3,126	1,985
Net earnings allocable to limited partners	3,063	—
Net earnings per limited partners’ unit-basic	$0.42	$—

Cash Flow Activities
Net cash provided by (used in) operating activities	$(492)	$3,781
Net cash provided by (used in) investing activities	(568)	(822)
Net cash provided by (used in) financing activities	1,594	(2,959)

	September 30, 2005	June 30, 2005
Balance Sheet Data
Property, plant and equipment, net	$115,170	$116,044
Total assets	123,250	119,336
Long-term debt	31,000	28,307
Partners’ equity	89,620	87,425

Selected quarterly results of operations data for each of the quarters in the years ended June 30, 2006, 2005 and 2004 are as follows:

	Three months ended				Year ended
	September 30, 2005	December 31, 2005	March 31, 2006	June 30, 2006	June 30, 2006
Revenues	$10,400	$—	$—	$—	$10,400
Direct operating costs and expenses	(3,836)	—	—	—	(3,836)
Net operating margins	6,564	—	—	—	6,564
Direct general and administrative expenses	(595)	—	—	—	(595)
Allocated general and administrative expenses	(700)	—	—	—	(700)
Allocated insurance expense	(67)	—	—	—	(67)
Depreciation and amortization	(1,567)	—	—	—	(1,567)
Operating income	3,635	—	—	—	3,635
Other income (expense), net	(509)	—	—	—	(509)
Net earnings	$3,126	$—	$—	$—	$3,126

	Three months ended				Year ended June 30, 2005
	September 30, 2004	December 31, 2004	March 31, 2005	June 30, 2005
Revenues	$8,392	$8,300	$9,714	$9,687	$36,093
Direct operating costs and expenses	(4,086)	(3,987)	(4,059)	(3,710)	(15,842)
Net operating margins	4,306	4,313	5,655	5,977	20,251
Direct general and administrative expenses	—	—	—	(79)	(79)
Allocated general and administrative expenses	(700)	(700)	(700)	(700)	(2,800)
Allocated insurance expense	(84)	(83)	(83)	(83)	(333)
Depreciation and amortization	(1,537)	(1,507)	(1,509)	(1,601)	(6,154)
Operating income	1,985	2,023	3,363	3,514	10,885
Other income (expense), net	—	—	—	(182)	(182)
Net earnings	$1,985	$2,023	$3,363	$3,332	$10,703

	Three months ended				Year ended June 30, 2004
	September 30, 2003	December 31, 2003	March 31, 2004	June 30, 2004
Revenues	$8,812	$8,020	$8,797	$8,808	$34,437
Direct operating costs and expenses	(3,937)	(3,079)	(3,874)	(3,923)	(14,813)
Net operating margins	4,875	4,941	4,923	4,885	19,624
Allocated general and administrative expenses	(825)	(825)	(825)	(825)	(3,300)
Allocated insurance expense	(80)	(80)	(79)	(79)	(318)
Depreciation and amortization	(1,287)	(1,537)	(1,522)	(1,557)	(5,903)
Gain on disposition of assets, net	—	6	—	—	6
Operating income	2,683	2,505	2,497	2,424	10,109
Other income (expense), net	—	—	6	—	6
Net earnings	$2,683	$2,505	$2,503	$2,424	$10,115

TRANSMONTAIGNE PARTNERS L.P. AND SUBSIDIARIES

ADJUSTED OPERATING SURPLUS

During the subordination period, the common units will have the right to receive distributions in an amount equal to the minimum quarterly distribution of $0.40 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units, before any distributions will be made on the subordinated units.  Conversions of subordinated units to common units will occur in the future only if, in addition to other requirements, we generate Adjusted Operating Surplus, as defined in the partnership agreement, equal to or greater than the minimum distribution requirement on all common units, subordinated units and the general partner interest.  The following summarizes our Adjusted Operating Surplus generated during the periods indicated:

	July 1, 2005 through September 30, 2005	May 27, 2005 through June 30, 2005	Cumulative since inception

Net earnings	$3,126	$973	$4,099
Depreciation and amortization	1,567	592	2,159
Amortization of deferred equity-based compensation	168	48	216
Maintenance capital expenditures	(127)	(35)	(162)
“Adjusted Operating Surplus” generated during the period	$4,734	$1,578	$6,312

Minimum distribution for the period	$2,977	$1,117	$4,094

TransMontaigne Partners L.P. is a refined petroleum products terminaling and pipeline company based in Denver, Colorado with operations currently in Florida, Southwest Missouri and Northwest Arkansas.  We provide integrated terminaling, storage, pipeline and related services for companies engaged in the distribution and marketing of refined petroleum products and crude oil, including TransMontaigne Inc. The Company handles light refined products such as gasolines, distillates (including heating oil) and jet fuels; heavy refined products such as residual fuel oils and asphalt; and crude oil.  Corporate news and additional information about TransMontaigne Partners L.P. is available on the Company’s web site: www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward- looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

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